Exhibit 99.1

TENDER AND SUPPORT AGREEMENT

THIS TENDER AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of May 10, 2023, by and among Home Point Capital Inc., a Delaware corporation (the “Company”), Mr. Cooper Group Inc., a Delaware corporation (“Parent”), and the undersigned stockholders (the “Stockholders”) of the Company.

WITNESSETH:

WHEREAS, the Company, Parent and Heisman Merger Sub, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Acquisition Sub”) have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, among other things, (i) Acquisition Sub will commence a tender offer (as it may be amended from time to time as permitted under the Merger Agreement, the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.0000000072 per share, of the Company (the “Company Common Stock”), other than the Excluded Shares, for $2.33 per share, net to the seller in cash, without interest and, (ii) following the completion of the Offer, Acquisition Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct, wholly owned Subsidiary of Parent;

WHEREAS, as of the date hereof, the Stockholders are the beneficial owners (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”)) of that number of Shares set forth on the signature page of this Agreement; and

WHEREAS, as a condition and material inducement to the willingness of the Company and Parent to enter into the Merger Agreement, the Stockholders (in the Stockholders’ capacity as such) have agreed to enter into this Agreement.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.               Certain Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a)            “Expiration Date” shall mean the earliest to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VIII thereof, (ii) the Effective Time, (iii) the date of any modification, waiver or amendment to any provision of the Merger Agreement without the prior written consent of such Stockholder that reduces the amount of consideration or changes the form of consideration payable to all stockholders of the Company pursuant to the terms of the Merger Agreement, or (iv) the mutual written consent of the Company, the Stockholders, Parent and Acquisition Sub.

(b)            “Permitted Encumbrance” shall mean any lien, hypothecation, adverse claim, charge, security interest, pledge or option, proxy, right of first refusal, preemptive right, voting trust or any other similar right (“Encumbrance”) arising (A) hereunder or (B) under applicable securities laws.

(c)            “Shares” shall mean (i) all shares of capital stock of the Company (including the Company Common Stock) and all securities convertible into or exercisable or exchangeable or redeemable for shares of capital stock of the Company, in each case beneficially owned or owned of record by a Stockholder as of the date hereof and (ii) all additional shares of capital stock of the Company (including the Company Common Stock) and all securities convertible into or exercisable or exchangeable or redeemable for shares of capital stock of the Company, in each case which a Stockholder acquires beneficial or record ownership of during the period from the date of this Agreement through the Expiration Date (including by way of exercise of any convertible, exchangeable or derivative security, stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like).

(d)            A Person shall be deemed to have effected a “Transfer” of a Share if such Person directly or indirectly, voluntarily or involuntarily (i) sells, pledges, encumbers, hypothecates, assigns, gifts, grants an option with respect to (or otherwise enters into a hedging or derivative arrangement with respect to), transfers, tenders, lends or disposes (by merger, by testamentary disposition, by liquidation or dissolution, by dividend or distribution, by operation of law or otherwise) of such Share or any interest in or right in or to such Share, (ii) deposits any Share into a voting trust or enters into a voting agreement or arrangement or grants any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (iii) agrees or commits (whether or not in writing) to take or consents to the taking of any of the actions referred to in the foregoing clause (i) or (ii).

(e)            “Stockholders’ Agreement” means the Stockholders’ Agreement of the Company, dated February 2, 2021 by and among the Company and the Stockholders.

2.             Transfer Restrictions. The Stockholders agree that from the date hereof until the Expiration Date, the Stockholders shall not directly or indirectly (A) Transfer (or cause or agree to or commit to the Transfer of) any of the Shares, (B) create or permit to exist any Encumbrance (other than any Permitted Encumbrance) on any of the Shares, or (C) enter into (or permit entry into) any Contract relating to any of the foregoing or that would in any way materially restrict, limit, impede, delay or interfere with the performance of the Stockholders’ obligations hereunder, except (i) transferring Shares to Affiliates, provided that, as a condition to such Transfer, the recipient agrees to be bound by this Agreement, executes and delivers a signed counterpart to this Agreement and an acknowledgment of the terms of this Agreement in a form agreed to by Parent, (ii) transferring Shares to any custodian or nominee in connection with the tender of Shares in the Offer, (iii) in order to tender Shares in the Offer as provided hereunder and under the Merger Agreement or (iv) with Parent’s prior written consent (such exceptions set forth in sections (i), (ii), (iii) and (iv), referred to as “Permitted Transfers”). Any Transfer (other than a Permitted Transfer or a Permitted Encumbrance), or purported Transfer (other than a Permitted Transfer or a Permitted Encumbrance), of Shares in breach or violation of this Agreement, or any other action taken in violation of this Section 2, shall be null and void ab initio and of no force or effect.  If any involuntary Transfer of any Shares shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the Expiration Date.

3.        Agreement to Tender. Subject to the terms of this Agreement, each of the Stockholders agrees to validly tender or cause to be validly tendered in the Offer all of the Shares pursuant to and in accordance with the terms of the Offer, free and clear of any Encumbrances, claims, proxies, voting trusts or Contracts, options, rights, understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer or exercise of any rights of the Stockholders in respect of such Shares, except for Permitted Encumbrances. Without limiting the generality of the foregoing, as promptly as practicable after, but in no event later than 5 Business Days after the commencement (within the meaning of Rule 14d-2 promulgated under the Exchange Act) of the Offer, each Stockholder shall (a) deliver pursuant to the terms of the Offer (i) a letter of transmittal with respect to all Shares complying with the terms of the Offer, (ii) a certificate (or effective affidavits of loss in lieu thereof) representing such Shares or an “agent’s message” (or such other evidence, if any, of transfer as the Depository Agent may reasonably request) in the case of Book-Entry Evidence, and (iii) all other documents or instruments reasonably required to be delivered by stockholders of the Company pursuant to the terms of the Offer or as Parent may reasonably require or request in order to effect the valid tender of all Shares in accordance with the terms of the Offer or (b) cause the Stockholders’ broker or such other Person that is the holder of record of any Shares beneficially owned by the Stockholders to validly tender such Shares pursuant to and in accordance with clause (a) of this Section 3 and the terms of the Offer. Each of the Stockholders agrees that, once any of its Shares are tendered, such Stockholder will not withdraw and will not cause or allow to be withdrawn any of such Shares from the Offer at any time, unless and until this Agreement shall have been validly terminated in accordance with Section 12. The Stockholders shall notify Parent as promptly as practicable (and in any event within 48 hours after receipt) in writing of the number of any additional Shares (including shares of Company Common Stock) of which any Stockholder acquires beneficial or record ownership on or after the date hereof.  If the Offer is terminated or withdrawn by Acquisition Sub or the Merger Agreement is terminated prior to the purchase of the Shares in the Offer, Parent and Acquisition Sub shall promptly return, and shall cause any depository or paying agent, acting on behalf of Parent and Acquisition Sub, to promptly return all tendered Shares to the Stockholders.

4.              Agreement to Vote Shares.

(a)            From the date hereof until the Expiration Date, at every meeting of the stockholders of the Company, and at every adjournment or postponement thereof, and on every action or approval proposed to be taken by written consent of the stockholders of the Company, each of the Stockholders (in the Stockholders’ capacity as such) agrees to (x) appear at each such meeting or otherwise cause all of its Shares to be counted as present thereat for purpose of determining a quorum, and (y) be present (in person or by proxy) and, unconditionally and irrevocably, vote (or deliver a written consent with respect to), or cause the holder of record on any applicable record date to vote (or deliver a written consent with respect to), all Shares that it is entitled to vote, or act by written consent:

(i)            in favor of the adoption of the Merger Agreement, and in favor of any other matters expressly contemplated by the Merger Agreement or necessary for or in reasonable furtherance of the timely consummation of the Offer, the Merger or any other transactions contemplated by the Merger Agreement;

(ii)            against any Competing Proposal, other than the Merger;

(iii)            against any action, agreement or transaction that is intended or could reasonably be expected to (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of any Stockholder contained in this Agreement or (B) result in any of the conditions set forth in Article VII or Exhibit A of the Merger Agreement not being timely satisfied; and

(iv)            against any amendment to the Company’s certificate of incorporation or bylaws or other action which is intended to, or would or could reasonably be expected to, impede, prevent, delay, adversely affect the consummation of or prevent the consummation of the Offer, the Merger or any other transactions contemplated by the Merger Agreement.

Until the earlier of (A) the Expiration Date and (B) the acceptance of the Shares for purchase in the Offer, the Stockholders shall retain at all times the right to vote the Shares in its sole discretion and without any other limitation on any matters other than those set forth in clauses (i) through (iv), above, that are at any time or from time to time presented for consideration to the Company’s stockholders generally.  The obligations of the Stockholders specified in this Section 4 shall apply whether or not (A) the Offer or the Merger or any action described above is recommended by the board of directors of the Company or (B) there has been any Adverse Recommendation Change.

(b)            The Stockholders shall not enter into any Contract or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 4.

5.                 No Solicitation. From the date hereof until the Expiration Date, none of the Stockholders shall, and each Stockholder shall instruct and use its reasonable best efforts to cause its Representatives not to, directly or indirectly, (a) initiate, solicit, propose, knowingly facilitate or knowingly encourage the making of any Competing Proposal or any inquiry or proposal that constitutes or would reasonably be expected to lead to a Competing Proposal; (b) participate or engage in negotiations or discussions (other than informing Persons of the provisions contained in this Section 5 in response to a bona fide, unsolicited inquiry) with, or furnish any nonpublic information to, any Person relating to a Competing Proposal or any inquiry, proposal or request that constitutes or would reasonably be expected to lead to a Competing Proposal; (c) grant access to the properties, books, records or personnel of the Company or its Subsidiaries, or of such Stockholder or any of its Representatives related to the Company or its Subsidiaries, to any Person relating to any Competing Proposal or any inquiry or proposal that constitutes or would reasonably be expected to lead to a Competing Proposal; (d) grant any waiver, amendment or release (to the extent not automatically waived, amended or released upon announcement of, or entering into, this Agreement) of any Third Party under any standstill or confidentiality agreement; (e) approve, endorse, recommend, or execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement or Contract relating to a Competing Proposal or any proposal or offer that constitutes or would reasonably be expected to lead to a Competing Proposal (other than the Merger); (f) encourage or recommend that any other holder of Shares vote against the Merger or to not tender their Shares in the Offer; (g) cause or direct the Company or any of its Subsidiaries or Representatives to violate Section 6.5 of the Merger Agreement; (h) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract with respect to a Competing Proposal; or (i) resolve or agree to do any of the foregoing.  Each Stockholder shall, and shall instruct and use its reasonable best efforts to cause its Representatives to, immediately cease any discussions with any Person relating to any inquiry or proposal that constitutes or would reasonably be expected to lead to a Competing Proposal.

6.                  Representations and Warranties of the Stockholders. Each Stockholder, solely on its own behalf, hereby represents and warrants to Parent as follows:

(a)          Power; Organization; Binding Agreement. The Stockholder has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Stockholder is duly organized, validly existing and (to the extent applicable) in good standing under the laws of its jurisdiction of formation. This Agreement has been duly executed and delivered by the Stockholder, and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a valid and binding obligation of Parent and the Company, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except (i) that such enforcement may be subject to the applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)              No Conflicts. None of the execution and delivery by the Stockholder of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will (i) result in a violation or breach of, or cause to terminate or give rise to a right of termination under, any agreement to which the Stockholder is a party or by which the Stockholder may be bound, including any voting agreement or voting trust (including any event that might result, with the giving of notice, the lapse of time, or otherwise, in any violation or breach, or termination or right of termination), (ii) violate any Law or Order applicable to the Stockholder or require any consent, approval, authorization or permit of, or any filing with or notification to, any Governmental Authority on the part of such Stockholder, (iii) violate the constituent or organizational documents of such Stockholder or (iv)  result (including any event that might result, with the giving of notice, the lapse of time or otherwise) in the creation or imposition of any Encumbrance on any of the Shares, except, in each case, as would not prevent or materially delay such Stockholder from performing such Stockholder’s obligations under this Agreement.

(c)              Ownership of Shares. The Stockholder, together with its Affiliates, (i) is the sole record and beneficial owner of the shares of capital stock of the Company set forth on the signature page of this Agreement, and has good and marketable title to all of such shares, free and clear of any Encumbrance (except any Encumbrance arising under securities laws or arising hereunder) and (ii) except as set forth on the signature page to this Agreement, does not own, beneficially or otherwise, any other interests in, options to purchase or rights to subscribe for or otherwise acquire any securities of the Company and has no interest in or voting rights with respect to any securities of the Company other than as set forth on the signature page of this Agreement.

(d)            Voting Power. The Stockholders collectively have full voting power, full power of disposition, full power to issue instructions with respect to the matters set forth herein, and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and arising under the terms of this Agreement.  No Stockholder is a party to, and none of the Shares are subject to, any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the Shares other than this Agreement and the Stockholders’ Agreement.  No Stockholder has entered into any contract or other agreement that is inconsistent with, or would in any way restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder.

(e)           No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of the Stockholder in his or her capacity as such.

(f)            Reliance by Parent. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

(g)            Absence of Litigation. With respect to the Stockholder, as of the date hereof, there is no Action pending against, or, to the knowledge of the Stockholder, threatened against the Stockholder or any of the Stockholder’s properties or assets (including any Shares) that would reasonably be expected to prevent or delay or impair the consummation by the Stockholder of the transactions contemplated by this Agreement or otherwise impair the Stockholder’s ability to perform its obligations hereunder.

7.               Representations and Warranties of Parent and Acquisition Sub(a)  . Each of Parent and Acquisition Sub represents and warrants to the Stockholders that:

(a)            Power; Organization; Binding Agreement. Parent has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Parent and Acquisition Sub are each duly organized, validly existing and (to the extent applicable) in good standing under the laws of their respective jurisdiction of formation. This Agreement has been duly executed and delivered by Parent, and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except (i) that such enforcement may be subject to the applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)            Non-Contravention.  The execution and delivery of this Agreement by each of Parent and Acquisition Sub does not and the consummation by each of Parent and Acquisition Sub of the transactions contemplated hereby will not, (i) violate any Law applicable to Parent or Acquisition Sub, (ii) except as may be required by applicable securities law, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Authority) under, constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrances on any of its assets or properties pursuant to, any Contract, agreement, trust, commitment, order, judgment, writ, stipulation, settlement, award, decree or other instrument binding on Parent or Acquisition Sub or any applicable Law, or (iii) violate any provision of Parent’s or Acquisition Sub’s respective organizational documents, except as would not, in the case of each of clauses (i) and (ii), reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s or Acquisition Sub’s ability to perform its obligations under this Agreement.

8.                 Disclosures.

(a)            The Stockholders shall permit and hereby authorize the Company, Acquisition Sub and Parent to disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that the Company and Parent, as applicable, reasonably determines to be necessary in connection with the Offer, the Merger and any transactions related to the Offer or the Merger, the Stockholders’ identity and ownership of Shares, the existence of this Agreement, and the nature of the Stockholders’ commitments, arrangements and understandings under this Agreement, and any other information that Parent or the Company reasonably determines, in consultation with such Stockholders, is required to be disclosed by Law, and the Stockholders acknowledge that Parent and Acquisition Sub may, in Parent’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Authority. Each of the Stockholders agrees to promptly give Parent any information it may reasonably request for the preparation of any such disclosure documents, and the Stockholders agree to promptly notify Parent of any required corrections with respect to any information supplied by the Stockholders specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect. Notwithstanding the foregoing, Parent and the Company shall provide the Stockholders with advance notice and an opportunity to review any such publication, and will consider in good faith any reasonable comments made by the Stockholders.

(b)            No Stockholder shall not make any public announcement regarding this Agreement and the transactions contemplated hereby without the prior written consent of Parent and the Company (such consent not to be unreasonably delayed, conditioned or withheld), except as may be required by applicable Law (provided, that  reasonable notice of any such disclosure will be provided to Parent and the Company and the Stockholders will consider in good faith any reasonable comments made by Parent or the Company); provided that the Stockholders and their respective Affiliates may, without consultation or consent, make ordinary course disclosure and communication to existing or prospective general or limited partners, equity holders, members, managers and investors of such Person or any Affiliates of such Person, in each case who are subject to customary confidentiality restrictions.

9.                  No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company or Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Shares shall remain vested in and belong to the Stockholders.

10.                Further Assurances. Subject to the terms and conditions of this Agreement, upon the reasonable request of Parent, the Stockholders shall execute and deliver, or cause to be executed and delivered, all further documents and instruments and use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Stockholders’ obligations under this Agreement.

11.              Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, in furtherance of this Agreement, the Stockholders hereby authorize the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares (and that this Agreement places limits on the voting and transfer of such Shares). The Stockholders hereby authorize Parent to direct the Company to impose stop orders to prevent the Transfer of any Shares on the books of the Company in violation of this Agreement.

12.                 Termination. This Agreement, and all rights and obligations of the parties hereunder and thereunder, shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 12 or elsewhere in this Agreement shall relieve any party hereto from liability, or otherwise limit the liability of any party hereto, for any willful breach of this Agreement prior to such termination; provided that in no event shall any Stockholder’s liability for monetary damages exceed the value of the aggregate consideration to which such Stockholder would be entitled pursuant to the Merger Agreement. This Section 12 and Sections 1 and 15 (as applicable) shall survive any termination of this Agreement.

13.             Waiver of Certain Actions. Each Stockholder, solely in the Stockholder’s capacity as a stockholder of the Company, and not in the Stockholder’s capacity as a director, officer or employee of the Company, as applicable, hereby agrees not to commence, voluntarily assist a plaintiff in or knowingly encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any Action, derivative or otherwise, against Parent, Acquisition Sub, the Company or any of their respective successors or their Affiliates and each of their successors and assigns and their respective directors and officers, including any such claim (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Offer Acceptance Time or the Closing) or (b) alleging a breach of any duty of the board of directors of the Company in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.  Notwithstanding anything in this Section 13 to the contrary, nothing in this Section 13 shall prohibit or otherwise prevent any Stockholder or any Affiliate of a Stockholder, in such Person’s capacity as a director, officer or employee of the Company, as applicable from commencing, participating in or assisting a claim or other Action against Parent or Acquisition Sub.

14.               Adjustments. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Shares, the terms of this Agreement shall apply to the resulting securities and the term “Shares” shall be deemed to refer to and include such securities.

15.                 Miscellaneous.

(a)            Severability. If any term, provision, covenant or restriction of this Agreement or the application thereof to any Person or circumstance is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner.

(b)            Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto; provided that Parent may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (a) one or more of its Affiliates at any time (except any such assignment which would, or would reasonably be expected to, prevent, delay or impair the ability of Parent to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement), and (b) after the Effective Time, to any Person; provided that any assignment by Parent shall not relieve Parent of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 15(b) shall be null and void.

(c)            Amendments; Waiver. This Agreement may be amended by mutual agreement of the parties hereto at any time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(d)            Specific Performance. The parties hereto acknowledge and agree that (i) irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement (including any party hereto failing to take such actions as are required of it hereunder) in accordance with its specified terms or otherwise breaches such provisions; (ii) the parties hereto will be entitled, in addition to any other remedy to which they are entitled at Law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages or otherwise; (iii) the ability of a party hereto to recover damages is not intended to and does not adequately compensate them for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair any party hereto’s right to an injunction, specific performance and other equitable relief; and (iv) the right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, neither the Stockholders nor Parent would have entered into this Agreement or, in the case of Parent, the Merger Agreement. The parties hereto agree not to raise any objections to or otherwise oppose (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement, on the basis that such party has an adequate remedy at law or an award of specified performance is not an appropriate remedy or for any other reason, at law or at equity; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the parties hereto pursuant to this Agreement. The parties hereto acknowledge and agree that in seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such party shall not be required to provide any bond or other security in connection with such injunction or enforcement, and each party hereto irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. The parties hereto further agree that by seeking the remedies provided for in this Section 15(d), such party shall not in any respect waive their rights to seek any other form of relief that may be available to a party under this Agreement.  The parties hereto acknowledge and agree that time is of the essence and that the parties hereto would suffer ongoing irreparable injury for so long as any provision of this Agreement is not performed in accordance with its specific terms (but subject to any time period allotted for such performance by such terms).  It is accordingly agreed that, as to any Action in which a party hereto seeks specific performance or other equitable relief pursuant to this Section 15(d), each party hereto shall use its commercially reasonable efforts to seek an expedited schedule for such proceedings and shall not oppose such party’s request for expedited proceedings.

(e)            Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by electronic mail, addressed as follows:

(i)            if to Parent or the Company, at the address set forth in Section 9.2 of the Merger Agreement (with a copy, which shall not constitute notice, to the party to receive a copy pursuant to Section 9.2 of the Merger Agreement at the address set forth therein); and

(ii)            if to the Stockholders, at the address set forth on their signature page hereto.

(f)            Extension; Waiver. At any time prior to the Effective Time, subject to applicable Law, Parent, on the one hand, and each Stockholder, on the other hand may (a) extend the time for the performance for its benefit of any obligation or other act of the other, (b) waive any inaccuracy in the representations and warranties made to it by the other contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other with any agreement or condition for its benefit contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby, and no such extension or waiver (or failure to insist in strict compliance with an obligation, covenant, agreement or condition shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure). Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(g)            No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

(h)            Governing Law. This Agreement and all Actions (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent or the Stockholders in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(i)            Consent to Jurisdiction.

(i)            Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the state courts of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement and (e) agrees that each of the other parties hereto shall have the right to bring any Action for enforcement of a judgment entered by the state courts of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of Parent and the Stockholders agree that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(ii)            Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 15(i) in any such Action by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 15(e). However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

(j)            Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties as contemplated by or referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(k)            Interpretation; Certain Definitions. Sections 9.3(a) and 9.3(c) of the Merger Agreement are incorporated herein by reference, mutatis mutandis.

(l)            Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the party incurring such fees and expenses whether or not the transactions contemplated by this Agreement and the Merger Agreement are consummated.

(m)            Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

(n)            No Agreement Until Executed. Irrespective of negotiations between the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until (i) the Merger Agreement is executed by all parties thereto and (ii) this Agreement is executed and delivered by each party hereto.

(o)            WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 15(o).

16.                No Exercise of Appraisal Rights. Each Stockholder forever waives and agrees not to exercise any appraisal rights or dissenters’ rights, including pursuant to Section 262 of the DGCL, in respect of such Stockholder’s Shares that may arise in connection with the Offer or the Merger.

17.                 No Limitation. Each Stockholder signs this Agreement solely in the Stockholder’s capacity as a stockholder of the Company, and not in the Stockholder’s capacity as a director, officer or employee of the Company, as applicable. Nothing in this Agreement shall be construed to prohibit a Stockholder or any of the Stockholder’s Representatives who is an officer or member of the board of directors of the Company or any of its subsidiaries from taking any action (or failure to act) in his or her capacity as an officer or member of the board of directors of the Company or any of its subsidiaries or from taking any action with respect to any Competing Proposal in his or her capacity as such an officer or director or in the exercise of his or her fiduciary duties in his or her capacity as director or officer of the Company or any of its subsidiaries, or prevent or be construed to create any obligation on the part of any director or officer of the Company or any of its subsidiaries from taking any action in his or her capacity as such director or officer, and no action taken in any such capacity as an officer or director of the Company or any of its subsidiaries shall be deemed to constitute a breach of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.

MR. COOPER GROUP INC.

By:	/s/ Kurt Johnson
	Name:	Kurt Johnson
	Title:	Executive Vice President, Chief Financial Officer

[Signature Page to Tender and Support Agreement]

HOME POINT CAPITAL INC.

By:	/s/ William A. Newman
	Name:	William A. Newman
	Title:	President and Chief Executive Officer

[Signature Page to Tender and Support Agreement]

STOCKHOLDER

TRIDENT VI, L.P.
By:	Trident Capital VI, L.P., its general partner
By:	DW Trident VI, LLC, its general partner

By:	/s/ Stephen Levey
	Name:	Stephen Levey
	Title:	Vice President

Shares beneficially owned as of the date hereof: 68,878,127 shares of Company Common Stock

TRIDENT VI PARALLEL FUND, L.P.
By:	Trident Capital VI, L.P., its general partner
By:	DW Trident VI, LLC, its general partner

By:	/s/ Stephen Levey
	Name:	Stephen Levey
	Title:	Vice President

Shares beneficially owned as of the date hereof: 53,924,166 shares of Company Common Stock

TRIDENT VI DE PARALLEL FUND, L.P.
By:	Trident Capital VI, L.P., its general partner
By:	DW Trident VI, LLC, its general partner

By:	/s/ Stephen Levey
	Name:	Stephen Levey
	Title:	Vice President

Shares beneficially owned as of the date hereof: 1,142,824 shares of Company Common Stock

TRIDENT VI PROFESSIONALS FUND, L.P.
By:	Stone Point GP Ltd., its general partner

By:	/s/ Stephen Levey
	Name:	Stephen Levey
	Title:	Vice President

Shares beneficially owned as of the date hereof: 3,825,918 shares of Company Common Stock

[Signature Page to Tender and Support Agreement]

Trident VI, L.P.
Trident VI Parallel Fund, L.P.
Trident VI DE Parallel Fund, L.P.
Trident VI Professionals Fund, L.P.
20 Horseneck Lane
Greenwich, Connecticut 06830
Attention: Stephen Levey

with a copy (which will not constitute notice) to:

Stone Point Capital LLC
20 Horseneck Lane
Greenwich, Connecticut 06830
Attention: Stephen Levey